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                                                                       Exhibit 2

                             PLAN OF REORGANIZATION

                                      among

                         Ocean West Holding Corporation

                          Ocean West Enterprises, Inc.,
                             dba Ocean West Funding,

                                       and

                  Shareholders of Ocean West Enterprises, Inc.

                              Dated: March 11, 2002

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     This Plan of Reorganization (the "Plan") is entered into as of this 11th day of March, 2002 by and among Ocean West Holding Corporation, a Delaware corporation (the "Holding Corporation")and Ocean West Enterprises, Inc., dba Ocean West Funding, a California corporation ("OWE"). The holders of the voting common stock of OWE listed on Exhibit A, attached hereto and made a part hereof (collectively, the "Common Shareholders") will evidence their acceptance of the terms of this Plan by exchanging their common stock of OWE for common shares of the Holding Company. The holders of preferred stock of OWE (collectively, the "Preferred Shareholders") listed on Exhibit A will evidence their acceptance of the terms of this Plan by exchanging their preferred stock of OWE for Common Shares or Preferred Shares of the Holding Company. The Common Shareholders and the Preferred Shareholders are collectively referred to as the "Shareholders."

     WHEREAS, OWE desires to form a holding company which will have a class of shares which may be traded publicly to facilitate access to equity capital and future acquisitions and to provide liquidity for its shareholders and value to employee stock incentive programs;

     WHEREAS, OWE formed the Holding Company which will acquire all of the issued and outstanding shares of stock of OWE in a stock for stock exchange;

     WHEREAS, the Holding Company will have four classes of stock authorized:
Common Shares, Class B Common Shares, Class D Common Shares and Preferred
Shares;

     WHEREAS, as of March 1, 2002, OWE had authorized 100,000 shares of Common Stock, 31,300 (31,900 when the outstanding warrants are exercised) of which were issued and outstanding, and 50,000 shares of Preferred Stock, of which 1,000 shares of Series C, 1,500 shares of Series D, 1,200 shares of Series E, 1,250 of Series F, 2,000 of Series G, 550 of Series I, 1,000 of Series K and 1,071 of Series L were issued and outstanding;

     WHEREAS, OWE has outstanding warrants to purchase 600 shares of common stock of OWE;

     WHEREAS, the Common Shareholders own all of the issued and outstanding common stock of OWE and desire to exchange their stock in OWE for stock in the Holding Company, in the ratio of 8 Class B Common Shares and 140 Common Shares of the Holding Company for each share of common stock of OWE;

     WHEREAS, the Preferred Shareholders own all of the issued and outstanding preferred stock of OWE and desire to exchange such preferred stock for 774,200 Common Shares, 1,000 Preferred Shares - Series C, 680 Preferred Shares - Series E, 1,050 Preferred Shares - Series F, 2,000 Preferred Shares - Series G, 125 Preferred Shares - Series I, and 1,000 Preferred Shares - Series L (16 of the Series L Preferred Shares will be redeemed); and

     WHEREAS, Monogenesis Corporation ("Monogenesis") has received warrants to purchase 600 shares of common stock of OWE for which it will receive warrants to purchase 88,800 Common Shares of the Holding Company;

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     NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the parties agree as follows:

                                    ARTICLE I
                                   SECURITIES

     1.1 Exchange of Securities. Subject to the terms and conditions hereinafter set forth, on the Closing Date (as defined below), the Holding Company shall cause to be issued and delivered to the Shareholders the class and the number of shares of stock of the Holding Company (the "Shares") set forth opposite their names on Exhibit A, which is attached hereto and made a part hereof, in exchange for which the Shareholders shall deliver to the Holding Company all of the issued and outstanding stock of OWE.

     1.2 Monogenesis Warrants. OWE has issued to Monogenesis warrants to purchase 600 of its shares of common stock which will be exchanged for warrants to purchase 88,800 Common Shares of the Holding Company upon the terms and conditions described in such warrants.

     1.3 Dispositions of Shares By the Shareholders. The parties desire that this transaction qualify as a tax free reorganization under the Internal Revenue Code of 1986, as amended. In furtherance thereof, the Shareholders shall not dispose of any shares of the Holding Company stock received in the exchange if such disposition would affect the tax-exempt nature of the transaction.

                                   ARTICLE II
                                     CLOSING

     2.1 Time and Place. The closing of the transactions contemplated by this Plan (the "Closing") shall take place at the place and on such date and at such time within ten business days after the date on which all of the conditions set forth in this Plan to each party's obligations hereunder have been satisfied or waived or on such other date and at such other time and place as the parties may mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

     2.2 Actions at the Closing. (a) On or before the Closing, the Shareholders shall deliver to the Holding Company and the Holding Company shall deliver to the Shareholders the shares to be exchanged in accordance with Exhibit A of this Plan. The Shareholders shall deliver the certificates representing all of the issued and outstanding shares of stock of OWE to the Holding Company in negotiable form or together with completed and executed stock powers transferring such shares to the Holding Company. Upon receipt of such shares, the Holding Company shall deliver certificates representing the Shares.

          (b) At the Closing, Monogenesis shall deliver to the Holding Company and the Holding Company shall deliver to Monogenesis, the warrants to be exchanged in accordance with Section 1.2 of this Plan. Monogenesis shall deliver the certificates representing all of the issued and

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outstanding warrants of OWE held by it to the Holding Company in negotiable form or together with completed and executed assignments transferring such warrants to the Holding Company. Upon receipt of such warrants, the Holding Company shall prepare and deliver certificates representing the new warrants.

     2.3 Simultaneous Actions. All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

                                   ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

     3.1 Authority. The Shareholders have full power and authority to execute and perform this Plan and to exchange the shares of stock of OWE upon the terms provided in this Plan.

     3.2 Investment Representations. (a) The Shareholders have received such material information as has been requested for purposes of becoming fully familiar with the financial condition of OWE and the expected condition of the Holding Company, the administration of their business affairs, and their prospects for future business.

          (b) The Shareholders are fully aware and have been advised that the securities received pursuant to this Plan are speculative in nature and that neither OWE nor the Holding Company make any assurance whatever concerning the present or prospective value of the securities.

          (c) The Shareholders understand that the Shares to be received by the Shareholders pursuant to this Plan will not be registered under the 1933 Act.

          (d) The Shareholders understand that the issuance of the Holding Company stock has not been qualified with the Commissioner of Corporations of the State of California and the issuance of such securities, or the payment or receipt of any part of the consideration therefor, prior to such qualification is unlawful, unless the sale of securities is exempt from qualification by
(S)(S) 25200, 25102 or 25105 of the California Corporation Code and that the rights of all parties to this Plan are expressly conditioned upon such qualification being obtained, unless the issuance is so exempt.

          (e) The Shareholders understand that the reliance of OWE and the Holding Company upon the above exemptions is predicated in part on the representation of the Shareholders that such unregistered securities are being acquired for the account of the Shareholders with no present intention of reselling or otherwise distributing the same.

          (f) The Shareholders understand that they will not be able to dispose of any shares acquired pursuant to this Plan, except such shares as may be registered under the Securities

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Act of 1933 (the "1933 Act"), or any interest therein unless and until such shares or interests have been registered under the 1933 Act and applicable state securities laws or the disposition is exempt from registration or qualification under applicable securities laws and, if requested by the Holding Company, the Holding Company has received an opinion from counsel satisfactory to it that registration or qualification is not required in connection with such disposition. The Shareholders understand that the Holding Company will prohibit transfers of the shares which are not registered as described in Article I in the absence of registration or the mentioned exemptions and a restrictive legend will be placed on the Class B Common Shares, the Preferred Shares and on the Common Shares received by the Shareholders which are not registered as described in Article I reflecting these restrictions.

          (g) The Shareholders represent that they will not, directly or indirectly, bid for, purchase or attempt to induce any other person to take any of the aforementioned actions at any time during which they are involved in a distribution and during any restricted period prior to the beginning of the distribution as required under Regulation M promulgated under the Securities Exchange Act of 1934.

                                   ARTICLE IV
              CONDITIONS TO OBLIGATIONS OF OWE AND THE SHAREHOLDERS

     The obligation of OWE and the Shareholders to perform their obligations under this Plan is subject to the satisfaction at or prior to the Closing Date of the following conditions unless waived by OWE and the Shareholders in their sole discretion:

     4.1 Consents, Authorizations. All consents, authorizations, orders or approvals of, and filings or registrations with, and the expiration of all waiting periods imposed by any third party, including without limitation, any federal, state or local commission, board or other regulatory body which are required for or in connection with the execution and delivery of this Plan and the consummation of the transactions contemplated hereby shall have been obtained or made and shall be in full force and effect.

     4.2 Legislation. No federal, state or local statute, rule or regulation shall have been enacted after the date of this Plan which prohibits, restricts, delays or materially adversely affects the consummation of the transactions contemplated by this Plan or any of the conditions to the consummation of such transactions. No temporary restraining order or injunction shall be in effect, or threatened by a governmental agency, restraining the consummation of the transactions contemplated hereby.

     4.3 Issuance, Registration and Distribution of Shares. The Holding Company shall have taken all steps necessary to issue the Shares in accordance with this Plan.

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                                    ARTICLE V
                                   TERMINATION

     5.1 Termination. This Plan may be terminated at any time prior to the Closing Date. In the event of termination of this Plan and abandonment of the transactions contemplated hereby pursuant to this Section, written notice thereof shall immediately be given to the other parties and this Plan shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto.

                                   ARTICLE VI
                                  MISCELLANEOUS

     6.1 Binding Effect. This Plan shall become binding and effective when executed by the parties hereto. Subject to the foregoing, this Plan shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors, heirs, legal representatives and assigns of the parties hereto. This Plan constitutes a agreement among the parties hereto and none of the Plan's, covenants, representations or warranties contained herein shall be for the benefit of any third party not a party to this Plan.

     6.2 Entire Plan; Amendments. This Plan (including the Exhibits attached hereto) contains the entire understanding of the parties with respect to its subject matter. This Plan supersedes all prior Plans and understandings between the parties with respect to the subject matter hereof. This Plan may be amended only by a written instrument duly executed by the parties, and any condition to a party's obligations hereunder may only be waived in writing by such party.

     6.3 Headings. The article and section headings contained in this Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan.

     IN WITNESS WHEREOF, the parties hereto have caused this Plan to be executed and delivered on the date first above written.

                                       Ocean West Holding Corporation.


                                       By:    /s/ Marshall Stewart
                                              ----------------------------------
                                       Title: President


                                       Ocean West Enterprises, Inc.


                                       By:    /s/ Daryl Meddings
                                              ----------------------------------
                                       Title: Executive Vice President

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                                    EXHIBIT A
                        Shares Issued In Accordance With
                             Plan of Reorganization

                                        Number of     Number of Class B   Number of Preferred
Name                                  Common Shares     Common Shares        Share (Series)
----                                  -------------   -----------------   -------------------
Daryl S. Meddings                       1,954,340          105,048           210 (Series L)

Marshall L. Stewart                     1,942,340          105,048           205 (Series L)

Agape Foundation Trust                    553,224                0                       0

Cheyenne Properties, Inc.                 480,000                0                       0

Tracy A. Jochen                           118,400                0                       0

Ronald L. and Judy M.                                                        680 (Series E)
Meddings                                   40,000                0         1,050 (Series F)

Kingsley and Nancy
Cannon                                     29,920                0            90 (Series L)

Kevin P. Burke                             14,800                0                       0

Jennifer Ericson                           10,000                0           125 (Series I)
                                                                              74 (Series L)

William H. and Denise A.
Van Herpen                                  8,880                0                       0

Milton G. Brandolino                        5,920                0                       0

Robert Brandolino                           5,920                0                       0

Thomas G. Melsheimer as Custodian
for Megan Melsheimer                        5,920                0                       0

Thomas G. Melsheimer as Custodian
for Madison Melsheimer                      5,920                0                       0

Frederick J. Thomson                        5,920                0                       0

Thomas Thomson                              5,920                0                       0

Victoria Lee Coine-Arguello                 2,960                0                       0

Roy Jenkins                                 2,960                0                       0

Scott Herbert Robinson                      2,960                0                       0

N H Stewart                                     0                0         1,000 (Series C)

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
                                        Number of     Number of Class B   Number of Preferred
Name                                  Common Shares     Common Shares        Share (Series)
----                                  -------------   -----------------   -------------------
Morad Maryamian                                 0                0         2,000 (Series G)

Alice Ramsey                                    0                0           100 (Series L)

Donna Meehan                                    0                0            45 (Series L)

Dale and Suzanne
Delmege                                         0                0            76 (Series L)

Brett and Sandy Cueva                           0                0           200 (Series L)

         Total                          5,196,304          210,096         5,855

Monogenesis Corporation - Warrants to purchase 88,800 Common Shares.